Exhibit 5.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors of Pengrowth Corporation,
as Administrators of Pengrowth Energy Trust
We consent to the use, through incorporation by reference into Amendment No. 1 to the registration statement on Form F-10 of our report dated February 27, 2006 on the consolidated balance sheets of Pengrowth Energy Trust as at December 31, 2005 and 2004 and the consolidated statements of income and deficit and cash flow for each of the years then ended.
We consent to the use in Amendment No. 1 to the registration statement on Form F-10 of our report dated February 14, 2006 on the consolidated balance sheets of Esprit Energy Trust as at December 31, 2005 and 2004 and the consolidated statements of earnings and retained earnings (deficit) and cash flows for each of the years then ended.
We consent to the use in Amendment No. 1 to the registration statement on Form F-10 of our report dated August 21, 2006 on the reconciliation of the consolidated balance sheets of Esprit Energy Trust as at December 31, 2005 and 2004 and the consolidated statements of earnings and retained earnings (deficit) and cash flows for each of the years then ended to Unites States generally accepted accounting principles.
We also consent to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Chartered Accountants
Calgary, Canada
September 15, 2006
KPMG LLP, a Canadian owned limited liability partnership, is the Canadian member firm of KPMG International, a Swiss association